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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                                 --------------

                                SCHEDULE 13E-3/A
                        RULE 13e-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                 --------------

                                GB HOLDINGS, INC.
                              (Name of the Issuer)

                                GB HOLDINGS, INC.
                            GB PROPERTY FUNDING CORP.
                        GREATE BAY HOTEL AND CASINO, INC.
                   ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
                                 ACE GAMING, LLC
                                   CYPRUS, LLC
                                 BARBERRY CORP.
                          STARFIRE HOLDING CORPORATION
                AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
                       AMERICAN REAL ESTATE PARTNERS L.P.
                        AMERICAN PROPERTY INVESTORS, INC.
                                  BECKTON CORP.
                                  CARL C. ICAHN
                      (Name of Person(s) Filing Statement)

                                 --------------

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    36150A109
                      (CUSIP Number of Class of Securities)
                                GB HOLDINGS, INC.
                            C/O SANDS HOTEL & CASINO
                         INDIANA AVENUE & BRIGHTON PARK
                         ATLANTIC CITY, NEW JERSEY 08401
                            TELEPHONE: (609) 441-4000
                                       and
                   ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
                            C/O SANDS HOTEL & CASINO
                         INDIANA AVENUE & BRIGHTON PARK
                         ATLANTIC CITY, NEW JERSEY 08401
                            TELEPHONE: (609) 441-4000
  (Name, Address and Telephone Numbers of Persons Authorized to Receive Notices
          and Communications on Behalf of Person (s) Filing Statement)
                               DOUGLAS S. NIETHOLD
                            C/O SANDS HOTEL & CASINO
                         INDIANA AVENUE & BRIGHTON PARK
                         ATLANTIC CITY, NEW JERSEY 08401
                            TELEPHONE: (609) 441-4633
                                 with copies to:
                               JOEL A. YUNIS, ESQ.
                               WAYNE A. WALD, ESQ.
                          KATTEN MUCHIN ZAVIS ROSENMAN
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 940-8800

This statement is filed in connection with (check the appropriate box):
    a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
    b. [X] The filing of a registration statement under the Securities Act of 1933.
    c. [_] A tender offer.
    d. [_]   None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [X]
Check the following box if the filing is a final amendment reporting the results of the transaction: [_]

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                       SECTION 13E-3 TRANSACTION STATEMENT

ITEM 15. ADDITIONAL INFORMATION

         Due to a malfunction during the edgarizing process with respect to the 13E-3/A filed on May 28, 2004, Exhibit (c)(4) is attached hereto.

ITEM 16. EXHIBITS

         (a) Preliminary Proxy Statement and Registration Statement of Atlantic Coast Entertainment Holdings, Inc. on Form S-4/A, Registration Number 333-110484, filed with the SEC on May 27, 2004 ("S-4"), is incorporated herein by reference.

         (b)        Not applicable.

         (c)(1) 2003 Financial projections prepared by GB Holdings and provided to Libra Securities (incorporated herein by reference to Annex J to the S-4).

         (c)(2) Opinion of Libra Securities, dated July 14, 2003 (incorporated herein by reference to Annex I to the S-4).

         (c)(3)** Materials presented by Libra Securities to the Board of Directors of GB Holdings on July 14, 2003.

         (c)(4) Valuation Estimate presented by Libra Securities to GB Holdings on November 7, 2003.

         (d)        Not applicable.

         (f)        Not applicable.

         (g)        Not applicable.



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                                   SIGNATURES

         After due inquiry and to the best of their knowledge and belief, each of the undersigned does certify that the information set forth in this statement is true, complete and correct.

                               /s/ Carl C. Icahn
                               -------------------------------------------------
                               Carl C. Icahn, Individually

                               GB HOLDINGS, INC.

                               By: /s/ Richard P. Brown
                                   ---------------------------------------------
                                   Name: Richard P. Brown
                                   Title: Chief Executive Officer

                               GB PROPERTY FUNDING CORP.

                               By: /s/ Richard P. Brown
                                   ---------------------------------------------
                                   Name: Richard P. Brown
                                   Title: Chief Executive Officer

                               GREATE BAY HOTEL AND CASINO, INC.

                               By: /s/ Richard P. Brown
                                   ---------------------------------------------
                                   Name: Richard P. Brown
                                   Title: Chief Executive Officer

                               ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.

                               By: /s/ Richard P. Brown
                                   ---------------------------------------------
                                   Name: Richard P. Brown
                                   Title: Chief Executive Officer

                               ACE GAMING, LLC

                               By: /s/ Richard P. Brown
                                   ---------------------------------------------
                                   Name: Richard P. Brown
                                   Title: Chief Executive Officer

                               CYPRUS, LLC
                               By: BARBERRY CORP.
                                   Title: Managing Member

                               By: /s/ Edward E. Mattner
                                   ---------------------------------------------
                                   Name: Edward E. Mattner
                                   Title: Authorized Signatory

                               STARFIRE HOLDING CORPORATION

                               By: /s/ Robert J. Mitchell
                                   ---------------------------------------------
                                   Name: Robert J. Mitchell
                                   Title: Authorized Signatory

                               BARBERRY CORP.

                               By: /s/ Edward E. Mattner
                                   ---------------------------------------------
                                   Name: Edward E. Mattner
                                   Title: Authorized Signatory

                               AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

                               By: American Property Investors, Inc., its
                                   general partner

                               By: /s/ Keith Meister
                                   ---------------------------------------------
                                   Name: Keith Meister
                                   Title: President and Chief Executive Officer



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                               AMERICAN REAL ESTATE PARTNERS L.P.

                               By: American Property Investors, Inc., its
                                   general partner

                               By: /s/ Keith Meister
                                   ---------------------------------------------
                                   Name: Keith Meister
                                   Title: President and Chief Executive Officer

                               AMERICAN PROPERTY INVESTORS, INC.

                               By: /s/ Keith Meister
                                   ---------------------------------------------
                                   Name: Martin Hirsch
                                   Title: President and Chief Executive Officer

                               BECKTON CORP.

                               By: /s/ Edward E. Mattner
                                   ---------------------------------------------
                                   Name: Edward E. Mattner
                                   Title: Authorized Signatory